Exhibit 99.1

SUNATION ENERGY AND SUNIVA ENTER DEFINITIVE
MERGER AGREEMENT, CREATING A PLATFORM FOR AMERICAN SOLAR MANUFACTURING AND SERVICES LEADERSHIP

Combined company to accelerate Suniva’s U.S. solar cell manufacturing expansion and market leadership, backed by SUNation's established market presence, deep end-market relationships, and Nasdaq-listed platform

Suniva to merge with SUNation, combined company expected to operate under the Suniva name and continue SUNation’s Nasdaq listing

Transaction expected to enhance domestic solar capacity, support margin expansion and broaden access to U.S. capital markets to fund future growth and strategic opportunities

RONKONKOMA, N.Y. & NORCROSS, GA, June 8, 2026 (GLOBE NEWSWIRE) -- SUNation Energy, Inc. (Nasdaq: SUNE) (“SUNation”), a leading provider of residential and commercial solar energy systems, battery storage solutions, and comprehensive energy services, and Suniva, (“Suniva”) the largest and oldest U.S. merchant manufacturer of high-efficiency monocrystalline silicon solar cells, have signed a definitive reverse merger agreement (the “Merger Agreement”) pursuant to which Suniva will merge with a wholly-owned subsidiary of SUNation, and the combined company is expected to operate under the Suniva name and continue SUNation’s listing on the Nasdaq Capital Market. Pursuant to the Merger Agreement, upon closing, pre-merger SUNation stockholders are expected to own equity with an implied value of approximately $2.26 per share. The transaction represents a premium of approximately 100% over SUNE’s most recent closing price.

By combining with SUNation's established downstream business in high-electricity-cost markets, Suniva, the country’s only U.S.-owned and operated merchant solar cell manufacturer, stands to gain additional market presence and access to U.S. capital markets to fund continued growth in American solar manufacturing. With a successful 1 GW nameplate cell facility operating in Georgia, Suniva is expanding capacity by 4.5 GW in Laurens County, South Carolina, supported by expected financing that is targeted to close later this month.

“We’ve spent the last two years transforming SUNation into a stronger, more disciplined and more resilient platform, and this proposed merger with Suniva is the next logical step in that journey,” said Scott Maskin, Chief Executive Officer of SUNation. “By bringing together Suniva’s U.S.-based solar cell manufacturing footprint with our high-growth residential, commercial and service businesses in some of the highest electricity-cost markets in the country, we believe we can deliver a unique domestic content offering for customers. SUNation’s residential and commercial capabilities, along with deep relationships with other leading installers across the country, should support Suniva and its module partners in accelerating American solar’s transition to a domestic supply chain.

Tony Etnyre, Chief Executive Officer of Suniva, commented: "Suniva was built on the belief that America's energy future must be built here at home. As the first company to bring U.S. solar cell manufacturing back online, we believe we've proven the manufacturing model works - in metro Atlanta, and soon in Laurens, South Carolina. Along the way, we have learned from some of the best firms in the industry to develop American operating expertise in the highest-barrier layer of the domestic supply chain, the solar cell, and accelerate a productivity migration of solar manufacturing to the U.S. What we believe this combination gives us is the platform to execute our mission at the speed and scale the moment demands. Access to U.S. public capital markets means we can move faster, invest deeper, and expand further into the domestic manufacturing capacity this country urgently needs. SUNation brings an established, customer-facing business that strengthens our foundation as we build toward that future together."

TRANSACTION OVERVIEW

The transaction, approved by both companies’ boards and targeted to close in the second half of 2026, is contingent on stockholder approvals of the issuance of SUNation shares to Suniva stockholders and other items, SEC effectiveness of a Form S-4 registration statement, Nasdaq listing clearance and other customary closing conditions.

●	The transaction combines Suniva’s U.S.-based solar cell manufacturing capabilities with SUNation’s established downstream installation, service and energy solutions businesses.

●	By pairing Suniva's domestic advanced manufacturing platform and domestic moduling relationships with SUNation's local-market presence, the combined company aims to strengthen domestic supply-chain resilience and expand access to domestically produced solar solutions.

●	Management believes this structure will enhance domestic supply-chain control, support margin expansions over time, and broaden access to U.S. capital markets for growth.

●	Under the Merger Agreement, SUNation Merger Sub, Inc., a wholly-owned subsidiary of SUNation, will merge with and into Suniva, with Suniva surviving and continuing as a wholly-owned subsidiary of SUNation. SUNation is expected to change its name to Suniva, and the combined company is expected to operate under the Suniva name following closing.

●	Based on the merger consideration formula in the Merger Agreement, pre-merger Suniva stockholders are expected to own approximately 98.2% of the combined company and pre-merger SUNation stockholders approximately 1.8% upon closing, subject to possible adjustment for SUNation’s net cash at closing.

COMBINED COMPANY POSITIONING

●	The combined company is expected to operate as a Nasdaq-listed solar platform anchored by Suniva's American-owned and operated manufacturing capabilities alongside SUNation's proven installation and service businesses in high-demand regional markets.

●	SUNation’s leadership brings deep relationships across the U.S. residential and commercial solar landscape, and is anticipated to help Suniva and its moduling partners serve these markets with domestic-content cells.

●	The U.S. has roughly 59 gigawatts of solar module-assembly capacity but only about 3 gigawatts of operational cell capacity, leaving module makers heavily reliant on imported cells. Suniva intends to become the leading domestic solar cell supplier serving a more than 500 gigawatt market over the next decade.

●	This combined company structure is designed to align with U.S. industrial and clean energy policy priorities, leverage domestic manufacturing incentives and support continued expansion of American-made solar capacity with the nation's growing energy needs.

SUNIVA’S LEADERSHIP POSITION IN THE MERGED COMPANY

Suniva brings the one capability the U.S. market has the least of and the parties believe need the most: operating, scaled, American-owned solar cell manufacturing at the highest-barrier point in the solar supply chain. In combination with SUNation’s downstream platform, the companies plan to create a differentiated, fully domestic solar company with both manufacturing and customer-facing depth. Key elements that support Suniva’s role at the helm of the new company include:

●	Scaled U.S. cell manufacturing base - About 1 GW of operating nameplate capacity in Georgia, with an advanced plan to add 4.5 GW in South Carolina for more than 5.5 GW total.

●	Market Leadership – Suniva has proven success in building and growing domestic solar cell manufacturing, the missing link in a U.S. market with operating solar cell manufacturing capacity that is less than 10% of deployed module capacity.

●	Domestic-content advantage - Suniva’s US-made cells help customers meet domestic-content and foreign-entity-of-concern requirements.

●	Long-term demand visibility - Substantial long-term offtake commitments that support volume planning and capital deployment.

●	Downstream fit with SUNation - SUNation’s residential, commercial, storage and service business in high-cost markets provides a ready channel to deliver Suniva’s American-made cells to end customers.

OTHER IMPORTANT DISCLOSURES

●	SUNation has filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission describing and filing the Merger Agreement and related matters, which investors are encouraged to review for additional information about the proposed transaction.

●	Closing, targeted for the second half of 2026, is subject to customary closing conditions, including approvals by SUNation stockholders of the issuance of SUNation stock to Suniva stockholders and other matters and Suniva stockholders of the proposed transaction, effectiveness of an SEC registration statement on Form S-4, and Nasdaq approval of the listing of the shares to be issued in the Merger.

●	Following closing, the combined company’s board of directors is currently expected to consist of five members, all of whom will be designated by Suniva.

●	In connection with signing the Merger Agreement, certain key stockholders of SUNation holding approximately 10.4% of the company entered into voting agreements in support of the transaction.

●	Roth Capital Partners is serving as financial advisor to Suniva in connection with the transaction, and Kilpatrick Townsend is serving as legal counsel to Suniva. Gibson, Dunn & Crutcher is serving as legal counsel to Roth Capital Partners. Maxim Group is serving as financial advisor to SUNation, and Rimon P.C. is serving as legal counsel to SUNation.

ABOUT SUNIVA

Headquartered in metro Atlanta, Georgia, Suniva is the leading American manufacturer of high-efficiency crystalline silicon photovoltaic (PV) solar cells. As the only U.S.-owned and operated solar cell manufacturer in the country, the company is known for its high-quality products, industry-leading technology, reliability, and high-power density. In April 2026, Suniva announced plans to invest approximately $350 million in a 4.5 gigawatt solar cell manufacturing facility in Laurens County, South Carolina, which, together with the company’s existing approximately 1 gigawatt nameplate operation in metro Atlanta, is expected to bring total annual nameplate cell capacity to more than 5.5 gigawatts once fully online in 2027.

For more information, visit www.suniva.com.

ABOUT SUNATION ENERGY

SUNation Energy, Inc. (Nasdaq: SUNE) is a leading provider of sustainable solar energy, battery storage, backup power and related energy services to households, businesses and municipalities, with a focus on high–electricity-cost markets. Through its portfolio of brands, including SUNation, Hawaii Energy Connection and E-Gear, SUNation offers an end-to-end product set spanning residential and commercial solar, battery storage, grid services, roofing and high-margin service and maintenance for both its own systems and “orphaned” systems installed by other providers. SUNation’s largest markets include New York, Florida and Hawaii, where it has grown sales to approximately $71.9 million in 2025, improved gross margins into the high-30-percent range, reduced total debt by roughly 64 percent versus year-end 2024 and delivered positive full-year adjusted EBITDA of about $2.5 million.

For more information, visit ir.sunation.com.

CONTACTS

SUNation Energy

Scott Maskin
Chief Executive Officer, SUNation Energy, Inc.
smaskin@sunation.com

James Brennan
Chief Financial Officer, SUNation Energy, Inc.
jbrennan@sunation.com

Investor Relations
Alliance Advisors IR
IR@sunation.com

Suniva

Media inquiries
info@suniva.com

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that are not historical facts and may be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “project,” “target,” “design,” “will,” “would” and similar expressions. These statements include, but are not limited to, statements regarding the proposed merger of SUNation and Suniva and its anticipated benefits; the expected timing and completion of the transaction; the combined company’s strategy, Nasdaq listing and future operations; expectations regarding the merger’s effect on margins, market access, access to capital markets and strategic opportunities; the expected relative ownership of SUNation and Suniva stockholders in the post-merger combined company, which is subject to potential adjustment based on SUNation’s net cash at closing; the combined company’s expected post-closing leadership; Suniva’s planned 4.5 gigawatt manufacturing expansion in Laurens County, South Carolina, including its estimated cost, building size, contracted water and power, expected timing and total annual cell capacity; the availability and sufficiency of debt and equity financing; long-term offtake agreements and the share of production capacity they cover; Suniva’s plan to become the largest domestic supplier of solar cells; production yields at the Norcross facility; the Company’s PERC technology and its scalability and efficiency potential; and third-party forecasts regarding U.S. solar and data-center demand.

These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, among others: the risk that the proposed merger may not be completed on the anticipated timeline or at all; the failure to obtain required stockholder approvals, SEC effectiveness of the Form S-4 registration statement, or Nasdaq listing approval; the parties’ ability to satisfy the conditions to closing and to close expected financing; risks relating to constructing, equipping, permitting and ramping up the Laurens facility on time and on budget; the ability to convert offtake agreements into realized revenue; competition, tariffs, trade actions and changes in tax incentives, including the Section 45X advanced manufacturing production credit; technology, supply-chain and execution risks; the accuracy of third-party market data and forecasts; the operating history of Suniva; potential net losses incurred as a result of the current expansion stage nature of Suniva, as well as net losses carried forward from SUNation’s long standing business operations; the ability to raise additional capital; the ability of Suniva to execute on its business plans and for the combined companies to integrate SUNation’s solar installation systems into Suniva’s solar cell manufacturing operations; the effects of the One Big Beautiful Act of 2025 on the residential solar industry, which has had a material negative impact on residential solar installations since the January 2026 effectiveness thereof; Suniva’s limited experience in operating a public company; the substantial competition Suniva faces in developing and selling its solar cell development products; the ability to attract, hire, and retain skilled executive officers and employees; the ability of SUNation or Suniva to protect their respective intellectual property and proprietary technologies; reliance on third parties, contract manufacturers, and contract research organizations; uncertainties as to the timing of the consummation of the proposed transactions and the ability of each of the parties to consummate the proposed transactions; risks related to SUNation’s continued listing on Nasdaq until the closing of the proposed transactions; risks related to SUNation’s and Suniva’s ability to correctly estimate their respective operating expenses and expenses associated with the proposed transactions, as well as uncertainties regarding the impact any delay in the closing would have on the anticipated cash resources of the combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash resources; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; competitive responses to the proposed transactions; unexpected costs, charges or expenses resulting from the proposed transactions; the outcome of any legal proceedings that may be instituted against SUNation, Suniva or any of their respective directors or officers related to the Merger or the proposed transactions contemplated thereby; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; the effect of the announcement or pendency of the transactions on SUNation’s or Suniva’s business relationships, operating results and business generally; the compliance and qualification for initial listing on Nasdaq related to the expected trading of the combined company’s stock on Nasdaq and the combined company’s ability to remain listed following the proposed transactions; the risk that as a result of adjustments to the Exchange Ratio (as set forth in the Merger Agreement, SUNation's stockholders and Suniva's stockholders could own more or less of the combined company than is currently anticipated; risks related to the market price of SUNation common stock relative to the Exchange Ratio; legislative, regulatory, political and economic developments and general market conditions, including those surrounding the viability of residential solar businesses following the loss of federal tax credits beginning in January 2026; and the other risks described in SUNation’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and to be described in the Form S-4 and related proxy statement/prospectus.

Forward-looking statements speak only as of the date of this communication. Except as required by law, neither SUNation nor Suniva undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

NO OFFER OR SOLICITATION

This communication is for informational purposes only and does not constitute (i) a solicitation of a proxy, consent or approval with respect to any securities or in respect of the proposed transactions or (ii) an offer to sell or buy, or the solicitation of an offer to sell or buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, email, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESS RELEASE IS TRUTHFUL OR COMPLETE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release is not a substitute for the registration statement or for any other document that SUNation may file with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed transactions. In connection with the proposed transaction, SUNation intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of SUNation and a prospectus (the “proxy statement/prospectus”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when available, at the SEC’s website at www.sec.gov. In addition, investors and stockholders should note that SUNation communicates with investors and the public using its website (www.sunation.com) and the investor relations website, (https://ir.sunation.com/), where anyone will be able to obtain free copies of the proxy statement/prospectus and other documents filed by SUNation with the SEC and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transactions.

PARTICIPANTS IN THE SOLICITATION

SUNation, Suniva and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SUNation’s shareholders in respect of the proposed transaction. Information regarding SUNation’s directors and executive officers is set forth in SUNation’s most recent Annual Report on Form 10-K, including any information incorporated by reference, as filed with the SEC on March 23, 2026. Additional information regarding the participants in the solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available.

Source: SUNation Energy, Inc.